Exhibit 4.4

EXECUTION VERSION

INVESTOR RIGHTS AGREEMENT

INVESTOR RIGHTS AGREEMENT, dated as of March 31, 2014 (this “Agreement”), by and among E-HOUSE (CHINA) HOLDINGS LIMITED, a company organized under the laws of the Cayman Islands (“E-House”), THL O LIMITED, a company incorporated in the British Virgin Islands (“Tencent”), and LEJU HOLDINGS LIMITED, a company organized under the laws of the Cayman Islands (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 1.1.

WITNESSETH:

WHEREAS, the parties entered into a share purchase and subscription agreement, dated as of March 21, 2014, as amended by the first amendment to share purchase and subscription agreement, dated as of March 21, 2014 (as amended, the “Share Purchase and Subscription Agreement”), with respect to ordinary shares of the Company, par value $0.001 (the “Ordinary Shares”);

WHEREAS, after giving effect to the transactions contemplated by the Share Purchase and Subscription Agreement, Tencent shall be the owner of not less than fifteen percent (15%) of the issued and outstanding Ordinary Shares and E-House shall be the owner of the majority of the issued and outstanding Ordinary Shares; and

WHEREAS, the parties have agreed that Tencent and E-House shall have certain rights with respect to Ordinary Shares of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1  Certain Definitions.

(a)                                 As used in this Agreement, the following terms shall have the following respective meanings:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“ADS” means American Depositary Shares representing Ordinary Shares.

“Controlled” or “Controlling” means with respect to a non-natural person, direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of such person or the ability to appoint more than half of the directors of the board or equivalent governing body of such person or the ability, direct or indirect, whether by way of equity ownership, contractual arrangement or otherwise, to direct or cause the direction of the management and policies of such person.

“Equity Securities” means the Ordinary Shares and ADSs, and all direct or indirect options, warrants, convertible securities or other rights to acquire any Ordinary Shares or ADSs or securities or instruments exchangeable or exercisable for, or convertible into, Ordinary Shares or ADSs.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“GAAP” means generally accepted accounting principles and practices in the United States in effect from time to time applied consistently throughout the periods involved.

“Holder” means each of E-House and Tencent, and any affiliate transferee of E-House or Tencent to whom Registrable Securities are transferred in accordance with the terms of this Agreement.

“Important Shareholder” means, at any time, the beneficial owner of at least 10% of the issued and outstanding Ordinary Shares at such time directly or through direct or indirect beneficial ownership of ADSs; provided that all beneficial owners of the same Ordinary Shares or ADSs, as applicable, shall be deemed to be a single “Important Shareholder.”

“NYSE” means the New York Stock Exchange, or any successor entity thereof.

“Ordinary Share Equivalents” shall mean, (x) in the case of an Ordinary Share, one Ordinary Share or (y) in the case of an ADS, the number of Ordinary Shares represented by such ADSs.

“Permitted Transferee” means, with respect to any Person, an affiliate of such Person.

“Parties” means the parties to this Agreement, and “Party” means any one of them.

“person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Qualified Public Offering” means an underwritten public offering of ADSs by the Company pursuant to (a) an effective registration statement filed by the Company with the SEC under the Securities Act, resulting in the listing of the ADSs on a United States nationally recognized stock exchange, including, without limitation, the NYSE and (b) which the aggregate offering price of the ADSs actually sold in such offering (not including, for the avoidance of doubt, any Equity Securities acquired by Tencent pursuant to the Share Purchase and Subscription Agreement) is at least $120 million.

“Registrable Securities” means all and any of the Ordinary Shares or ADSs held by the Holders (including any securities issuable or issued or distributed in respect of any such Ordinary Shares or ADSs by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, reorganization, merger, amalgamation, consolidation or otherwise). For purposes of this Agreement, Registrable Securities shall cease to be Registrable Securities when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the SEC and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) any such Registrable Securities have been sold in a sale made pursuant to Rule 144 (or any successor provision then in effect) under the Securities Act or (iii) the Holder of the Registrable Securities is a non-affiliate of the Company and the Registrable Securities are saleable without any requirement to comply with any conditions in Rule 144, pursuant to Rule 144(b)(1), or (iv) such Registrable Securities cease to be outstanding.

“Registration Expenses” means all expenses in connection with or incident to the registration of Registrable Securities hereunder, including (a) all registration and filing fees and expenses (including filings made by a Holder with FINRA (and, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel that may be required by the rules and regulations of FINRA)), (b) all fees and expenses in connection with the registration or qualification of Registrable Securities for offering and sale under the securities or “blue sky” laws of any state or other jurisdiction of the United States of America and, in the case of an underwritten offering, determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriter or underwriters may reasonably designate, including reasonable fees and disbursements, if any, of counsel for the underwriters in connection with such registrations or qualifications and determination, (c) all expenses relating to the preparation, printing, distribution and reproduction of any Registration Statement required to be filed hereunder, each prospectus included therein or prepared for distribution pursuant hereto, each amendment or supplement to the foregoing, the expenses of preparing Registrable Securities in a form for delivery for purchase pursuant to such registration or qualification and the expense of printing or producing any underwriting agreement(s) and agreement(s) among underwriters and any “blue sky” or legal investment memoranda, any selling agreements and all other documents approved for use in writing by the Company to be used in connection with the offering, sale or delivery of Registrable Securities, (d) messenger, telephone and delivery expenses of the Company and out-of-pocket travel expenses incurred by or for the Company’s personnel for travel undertaken for any “road show” made in connection with the offering of securities registered thereby, (e) fees and expenses of any transfer agent and registrar with respect to the delivery of any Registrable Securities and any escrow agent or custodian involved in the offering, (f) fees, disbursements and expenses of counsel of the Company and independent certified public accountants of the Company incurred in connection with the registration, qualification and offering of the Registrable Securities (including the expenses of any opinions or “comfort” letters required by or incident to such performance and compliance), (g) fees, expenses and disbursements of counsel and any other persons retained by the Company, including special experts retained by the Company in connection with such registration,

(h) Securities Act liability insurance, if the Company desires such insurance, (i) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (j) the reasonable fees and expenses, up to a maximum amount of $75,000, of one counsel reasonably acceptable to the Company for all Holders participating in the registration of Registrable Securities incurred in connection with any such registration, and (k) the fees and expenses incurred by the Company and its advisers in connection with the quotation or listing of Registrable Securities on any securities exchange or automated securities quotation system.  Any brokerage commissions attributable to the sale of any of the Registrable Securities, any ADS issuance fees payable to any depositary institution attributable to the sale of any of the Registrable Securities, and any commissions, fees, spreads, discounts, transfer taxes or stamp duties or, except as specified in the immediately preceding sentence, expenses of any underwriter or placement agent incurred in connection with an offering of Registrable Securities in accordance with this Agreement and, subject to the immediately preceding sentence, any fees and expenses of advisors to a Holder and any other out-of-pocket expenses of a Holder shall not be “Registration Expenses.”

“Registration Statement” means a Demand Registration Statement or a Shelf Registration Statement or a Piggyback Registration Statement, as the case may be.

“SEC” means the United States Securities and Exchange Commission, or any successor thereto.

“Securities Act” means the United States Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” means, with respect to any person, any and all corporations, partnerships, limited liability companies, joint ventures, associations, variable interest entities and other entities controlled by such person directly or indirectly through one or more intermediaries.

“Substantial Change” means the occurrence of (a) any consolidation or merger of the Company with or into any other entity, or any other corporate reorganization or transaction (including the acquisition or issuance of share capital of the Company), whether or not the Company is a party thereto, after giving effect to which (i) in excess of 50% of the Company’s voting power is beneficially owned by any person or “group” (as such term is used in Rule 13d-5 under the Exchange Act) or (ii) the stockholders of the Company and their respective affiliates prior to such consolidation, merger, reorganization or other transaction shall cease to have a majority of the voting power of, or the power to elect a majority of the entire board of the directors of, the Company or other surviving entity; or (b) a sale of all or substantially all of the assets of the Company to any person or “group” (as such term is used in Rule 13d-5 under the Exchange Act) (other than to a Subsidiary or an affiliate of the company).

(b)                                 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)                                     The headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(ii)                                  Whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iii)                               The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iv)                              The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(v)                                 References to a person are also to its successors and permitted assigns; and

(vi)                              The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1  Demand Registration.

(a)                                 Each Important Shareholder (the “Requesting Holder”) may request registration (a “Demand Registration”) under the Securities Act of all or part of its Registrable Securities.  Each request must specify the number of Registrable Securities for which registration is requested and the intended method or methods of distribution thereof.  Upon receipt of such request, the Company shall promptly (but no later than (10) days following receipt thereof) deliver notice of such request to all other Holders, who shall then have fifteen (15) days from the date such notice is given to notify the Company in writing of their desire to be included in such registration (the Requesting Holder and any Holder that delivers such writing to the Company, the “Selling Holders”).  The Company shall use its reasonable best efforts, after receipt of such written requests, to file with the SEC at the earliest practicable date, but in any event not later than (i) sixty (60) days after the receipt of such notice or (ii) if, as of such sixtieth (60th) day, the Company does not have audited financial statements required to be included in the registration statement, thirty (30) days after receipt by the Company from its independent public accountants of such audited financial statements, and use its reasonable best efforts to cause to be declared effective as promptly as practicable, a registration statement (a “Demand Registration Statement”) relating to all of the Registrable Securities that the Company has been so requested to register for sale, to the extent required to permit the disposition (in accordance with the intended method or methods of distribution thereof) of the Registrable Securities so registered; provided that the Company shall not be required to file a Demand Registration Statement unless the aggregate offering value of the Registrable Securities requested to be registered by the Selling Holders is at least $10,000,000.

(b)                                 The Company shall not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the Selling Holders holding a majority of the Registrable Securities proposed to be included in the offering.  If the Demand Registration relates to an underwritten public offering and the managing underwriter of such proposed public offering advises the Company and the Selling Holders in writing that, in its reasonable and good faith opinion, the number of Registrable Securities requested to be included in the Demand Registration (including securities to be sold by the Company or any other security holder) exceeds the largest number of securities which reasonably can be sold in such offering without having a material adverse effect on such offering, including the price at which such securities can be sold (the “Maximum Offering Size” ), then the Company shall include in such Demand Registration, up to the Maximum Offering Size, first, the Registrable Securities the Selling Holders propose to register, and second, any securities the Company proposes to register and any securities with respect to which any other security holder has requested registration.  If the managing underwriter determines that less than all of the Registrable Securities proposed to be sold can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated pro rata among the respective Selling Holders thereof on the basis of Registrable Securities sought to be registered by each Selling Holder.  The Company shall not hereafter enter into any agreement which is inconsistent with the rights of priority provided in this Section 2.1(b).

(c)                                  Each Important Shareholder shall be entitled to an aggregate of three (3) Demand Registrations pursuant to this Section 2.1; provided that a Demand Registration requested pursuant to this Section 2.1 shall not be deemed to have been effected for purposes of this Section 2.1(c) unless (i) it has been declared effective by the SEC and all of the Registrable Securities of the Selling Holders included in such Demand Registration Statement have actually been sold thereunder, (ii) it has remained effective for the period set forth in Section 2.5(a) and (iii) the offering of Registrable Securities pursuant to such registration is not subject to any stop order, injunction or other order or requirement of the SEC; provided that if a Requesting Holder revokes a Demand Registration pursuant to Section 2.4 hereof, such Demand Registration shall not count as one of the permitted Demand Registration requests; and provided further that, in the event the Requesting Holder revokes a Demand Registration request (which revocation may only be made prior to the Company requesting acceleration of effectiveness of the registration statement) for a reason other than as stated in Section 2.4 hereof, then such Demand Registration shall count as having been effected unless the Requesting Holder pays all Registration Expenses in connection with such revoked Demand Registration within twenty-one (21) days of written request therefor by the Company.

(d)                                 If after any Demand Registration Statement requested pursuant to this Section 2.1 becomes effective, such Demand Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court solely due to the actions or omissions to act of the Company, such Demand Registration Statement shall be at the sole expense of the Company and shall not be included as one of the Demand Registrations which may be requested pursuant to this Section 2.1.

(e)                                  Notwithstanding anything to the contrary contained herein, the Company shall not be required to prepare and file (i) more than two (2) Demand Registration Statements in any twelve (12) month period, or (ii)  any Demand Registration Statement within one hundred and twenty (120) days following the date of effectiveness of any other Registration Statement.

Section 2.2  Shelf Registration.  The Company shall promptly give written notice to all Holders once it has become eligible to file a shelf registration statement on Form F-3 or S-3, as applicable, pursuant to Rule 415 promulgated under the Securities Act (the

“Shelf Registration”).  Thereafter, each Important Shareholder may make a written request (each a “Shelf Demand Request”) that the Company file a shelf registration statement (a “Shelf Registration Statement”) and undertake any related qualification or compliance with respect to all or part of the Registrable Securities owned by such Important Shareholder (a “Shelf Demanding Shareholder”).  Following such Shelf Demand Request, the Company shall (i) promptly (but no later than ten (10) days following receipt of such Shelf Demand Request) give written notice of the proposed registration to all other Holders (the “Shelf Notice”); and (ii) as soon as practicable, use its reasonable best efforts to file such Shelf Registration Statement under the Securities Act at the earliest practicable date, but in any event not later than sixty (60) days after receiving the Shelf Demand Request is requested, and use its reasonable best efforts to have such Shelf Registration Statement thereafter become effective with the SEC at the earliest practicable date and shall use its reasonable best efforts to effect, at the earliest practicable date, such registration under the Securities Act of (x) the Registrable Securities that the Company has been so requested to register by the Shelf Demanding Shareholder and (y) all other Registrable Securities which the Company has been so requested to register by any other Holder by written request of such Holder given to the Company within fifteen (15) days after such Holder’s receipt of the Shelf Notice.  The Company agrees to use its reasonable best efforts to keep the Shelf Registration Statement continuously effective for the period beginning on the date on which the Shelf Registration Statement becomes effective under the Securities Act until the earlier to occur of (i) eighteen (18) months thereafter (plus a number of days equal to the number of days, if any, that the Shelf Registration Statement is not kept effective after the initial date of its effectiveness and prior to eighteen (18) months thereafter pursuant to Section 2.5 or otherwise), (ii) the day after the date on which all of the Registrable Securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or another registration statement and (iii) the first date on which there shall cease to be any Registrable Securities covered by such Shelf Registration Statement.  The Company further agrees, if necessary, to supplement or amend the Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration or by the Securities Act or by any other rules and regulations thereunder for Shelf Registration (including, for the avoidance of doubt, to effect underwritten shelf take-downs), and the Company agrees to furnish to the Holders whose Registrable Securities are included in such Shelf Registration Statement copies of any such supplement or amendment promptly after its being issued or filed with the SEC.  No registration requested by any Holder pursuant to this Section 2.2 shall be deemed a Demand Registration request pursuant to Section 2.1 hereof.  The Company shall be required to file no more than two (2) Shelf Registration Statements pursuant to this Section 2.2 in any twelve (12) month period, it being understood that the Shelf Demanding Holder, together with any other Holders who request that certain of their Registrable Securities be registered on the Shelf Registration Statement, request a number of Registrable Securities be registered that have an aggregate offering value of at least $10,000,000.  If at the time a request for a Shelf Registration is made under this Section 2.2, the Company is a “well-known seasoned issuer” (as defined in Rule 405 of the Securities Act), then the Company’s obligation to file a registration statement under this Section 2.2 shall be deemed satisfied if there is a Form F-3 or S-3 on file pursuant to which the requesting Holder shall be entitled to dispose of all its Registrable Securities that it has requested to register.  Notwithstanding anything to the contrary herein, at any time that a Shelf Registration Statement registering Registrable Securities of a Holder shall be effective, such Holder shall be permitted to effect an unlimited number of non-underwritten offerings and underwritten shelf-take-downs off the Shelf Registration Statement, including underwritten “block trades,” without notice to or inclusion of any other Holder’s Registrable Securities.

Section 2.3  Piggyback Registration

(a)                     If the Company proposes to file on its behalf and/or on behalf of any holder of its securities (other than a holder of Registrable Securities) a registration statement under the Securities Act on any form (other than a registration statement on Form S-4, F-4 or S-8 (or any successor form) for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or to employees of the Company pursuant to any employee benefit plan, respectively) for the registration of Ordinary Shares or ADSs (a “Piggyback Registration”), it shall give written notice to the Holders at least thirty (30) days before the initial filing with the SEC of such registration statement (a “Piggyback Registration Statement”), which notice shall set forth the number of the Ordinary Shares or ADSs (as applicable) that the Company and other holders of the Ordinary Shares or ADSs (as applicable), if any, then contemplate including in such registration and the intended method of disposition of such the Ordinary Shares or ADSs (as applicable).

(b)                                 If a Holder desires to have Registrable Securities registered under this Section 2.3, it shall advise the Company in writing within fifteen (15) days after the date of receipt of such notice from the Company of its desire to have Registrable Securities registered under this Section 2.3, and shall set forth the number of Registrable Securities for which registration is requested.  The Company shall thereupon use its reasonable best efforts to include, or in the case of a proposed underwritten public offering, use its reasonable best efforts to cause the managing underwriter or underwriters to permit each such Holder to include in such filing the number of Registrable Securities for which registration is so requested, subject to paragraph (c) below, and shall use its reasonable best efforts to effect registration of such Registrable Securities under the Securities Act.

(c)                                  If the Piggyback Registration relates to an underwritten public offering and the managing underwriter of such proposed public offering advises the Company in writing (with a copy to each Selling Holder) that, in its reasonable opinion, the number of Registrable Securities requested to be included in the Piggyback Registration together with the securities being registered by the Company or any other security holder exceeds the Maximum Offering Size, then:

(i)                                     in the event the Company initiated the Piggyback Registration, the Company shall include in such Piggyback Registration first, the securities the Company proposes to register and second, the securities of all other selling security holders, including the Registrable Securities requested to be included by any Holder, to be included in such Piggyback Registration in an amount that, together with the securities the Company proposes to register, shall not exceed the Maximum Offering Size and shall be allocated among such selling security holders on a pro rata basis (based on the number of the Ordinary Shares or ADSs (as applicable) sought to be registered by each such selling security holder); and

(ii)                                  in the event any holder of securities of the Company initiated the Piggyback Registration, the Company shall include in such Piggyback Registration first, the securities such initiating security holder proposes to register, second, the Registrable Securities requested to be sold by any Holder, in an amount that, together with the securities the initiating security holder proposes to register, shall not exceed the Maximum Offering Size and shall be allocated among such Holders selling Registrable Securities on a pro rata basis (based on the number of the Ordinary Shares or ADSs (as applicable) sought to be registered by each such Holder), and third, any securities the Company proposes to register, in an amount that, together with the securities the initiating security holder and the other selling security holders propose to register, shall not exceed the Maximum Offering Size.

(d)                                 The Company shall not hereafter enter into any agreement that is inconsistent with the rights of priority provided in Section 2.3(c).

Section 2.4  Blackout Periods.  The Company shall have the right to delay the filing or effectiveness of a Registration Statement required pursuant to Section 2.1 or Section 2.3 hereof during no more than two (2) periods aggregating to not more than ninety (90) days in any consecutive twelve (12) month period (each, a “Blackout Period”), in the event that (i) the Company would, in the good faith judgment of the Company’s Board of Directors, be required to disclose in the prospectus information not otherwise then required by law to be publicly disclosed and (ii) in the good faith judgment of the Company’s Board of Directors, there is a reasonable likelihood that such disclosure, or any other action to be taken in connection with the prospectus, would materially and adversely affect or interfere with any significant financing, acquisition, merger, disposition of assets, corporate reorganization or other material transaction or negotiations involving the Company; provided that (A) a Requesting Holder shall be entitled, at any time after receiving notice of such delay and before such Demand Registration Statement becomes effective, to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as one of the permitted Demand Registrations and (B) the Company shall delay during such Blackout Period the filing or effectiveness of any Registration Statement required pursuant to the registration rights of other holders of any securities of the Company.  The chief executive officer of the Company shall promptly give the applicable Holders written notice of such determination containing, to the extent permitted by law, a general statement of the reasons for such postponement and an approximation of the anticipated delay.  After the expiration of any Blackout Period (including, if required, upon public disclosure of the information that was the reason for such Blackout Period) and without any further request from the Holders, the Company shall (subject to there being no other Blackout Period) promptly notify the applicable Holders and shall use its reasonable best efforts to prepare and file with the SEC the requisite Registration Statement or such amendments or supplements to such Registration Statement or prospectus used in connection therewith as may be necessary to cause such Registration Statement to become effective as promptly as practicable thereafter.

Section 2.5  Registration Procedures.  If and whenever Holders request that any Registrable Securities be registered pursuant to the provisions of this Agreement, the Company shall use its reasonable best efforts to effect the registration and the sale of the applicable Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company shall, as soon as reasonably practicable:

(a)                                 prepare and file with the SEC, in accordance with the time periods set forth in Section 2.1(a) and Section 2.2, as applicable, a Registration Statement with respect to such securities and use its reasonable best efforts to cause such Registration Statement to become effective as promptly as practicable and to remain effective for a period of time required for the disposition of such Registrable Securities by the applicable Holders thereof but not to exceed one hundred twenty (120) days excluding any days that fall during a permitted Blackout Period under Section 2.4; provided that a Shelf Registration Statement be kept effective for eighteen (18) months subject to Section 2.2 hereof; and provided further that before filing such Registration Statement or any amendments or supplements thereto, the Company shall furnish to counsel selected by each such Holder copies of all documents proposed to be filed, which documents shall be subject to the review of such counsel, and shall in good faith consider incorporating in each such document such changes as such counsel to each such Holder reasonably and in a timely manner may suggest; provided that the Company shall not have any obligation to so modify any information (other than information relating to such Holder).

(b)                                 prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities covered by such Registration Statement until the earlier of such time as all of such securities have been disposed of in a public offering or the expiration of one hundred twenty (120) days (excluding any days that fall during a permitted Blackout Period under Section 2.4); provided that a Shelf Registration Statement be kept effective for eighteen (18) months subject to Section 2.2 hereof.

(c)                                  furnish to the applicable Holders such number of conformed copies of the applicable Registration Statement and each such amendment and supplement thereto (including in each case all exhibits), such number of copies of the prospectus contained in such Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus, in conformity with the requirements of the Securities Act, and such other documents, as such Holders may reasonably request;

(d)                                 use its reasonable best efforts to register or qualify the Registrable Securities or other securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions within the United States and its territories and possessions as each applicable Holder of such Registrable Securities shall reasonably request, to keep such registration or qualification in effect for so long as such Registration Statement remains in effect or until all of the Registrable Securities are sold, whichever is shorter, and to take any other action which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the securities owned by such Holder (provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business as a foreign corporation, subject itself to taxation in or to file a general consent to service of process in any jurisdiction where it would not, but for the requirements of this paragraph (d), be obligated to do so) and do such other reasonable acts and things as may be required of it to enable such Holder to consummate the disposition in such jurisdiction of the securities covered by such Registration Statement;

(e)                                  use its reasonable best efforts to furnish, at the request of the applicable Holders, if the method of distribution is by means of an underwriting, on the date that the shares of Registrable Securities are delivered to the underwriters for sale pursuant to such registration, or if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such shares of Registrable Securities becomes effective, (1) a signed opinion and 10b-5 letter, dated such date, of the independent legal counsel or counsels representing the Company for the purpose of such registration, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the applicable Holders, and (2) letters dated such date and the date the offering is priced from the independent certified public accountants of the Company, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the applicable Holders, in each case, in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, in such a transaction;

(f)                                   enter into customary agreements (including if the method of distribution is by means of an underwriting, an underwriting agreement containing representations, warranties and indemnities in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

(g)                                  comply and continue to comply with all applicable rules and regulations promulgated by the SEC, including so as to enable any Holder to sell its Registrable Securities pursuant to Rule 144 under the Securities Act, including without limitation to make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) under the Securities Act, and, upon written request by such Holder and to the extent permitted by law, cooperate in the removal of restrictive legends on such Registrable Securities to enable such sale;

(h)                                 use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange or quotation system on which the Ordinary Shares or ADSs (as applicable) are listed or traded;

(i)                                     give written notice to the applicable Holders;

(i)                                     when such Registration Statement, the prospectus or any amendment or supplement thereto has been filed with the SEC and when such Registration Statement or any post-effective amendment thereto has become effective;

(ii)                                  of any request by the SEC for amendments or supplements to such Registration Statement or the prospectus included therein or for additional information;

(iii)                               of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for that purpose;

(iv)                              of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Ordinary Shares or ADSs (as applicable) for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(v)                                 of the happening of any event that requires the Company to make changes in such Registration Statement or such prospectus in order to make the statements therein, in light of the circumstances in which they were made, not misleading (which notice shall be accompanied by an instruction to suspend the use of such prospectus until the requisite changes have been made);

(j)                                    use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of such Registration Statement at the earliest possible time;

(k)                                 furnish to the applicable Holders, without charge, at least one copy of such Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if any such Holder so requests in writing, all exhibits (including those, if any, incorporated by reference);

(l)                                     upon the occurrence of any event contemplated by Section 2.5(i)(v) above, promptly prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the applicable Holders, the prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If the Company notifies the applicable Holders in accordance with Section 2.5(i)(v) above to suspend the use of the prospectus until the requisite changes to the prospectus have been made, then such Holders shall suspend use of such prospectus and use their reasonable best efforts to return to the Company all copies of such prospectus other than permanent file copies then in such Holders’ possessions, and the period of effectiveness of such Registration Statement provided for above shall be extended by the number of days from and including the date of the giving of such notice to the date the Holder shall have received such amended or supplemented prospectus pursuant to this Section 2.5(l);

(m)                             subject to the execution of confidentiality agreements satisfactory in form and substance to the Company, pursuant to the reasonable request of the applicable Holders or underwriters, make reasonably available for inspection by representatives of the such Holders, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by such representative or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of the Company and cause the Company’s officers, directors and employees to supply all relevant information reasonably requested by such representative or any such underwriter, attorney, accountant or agent in connection with the registration; provided that any such information inspected or discussions conducted shall be done in a manner so as not to disrupt the operation of the Company’s business;

(n)                                 in connection with any underwritten offering, make appropriate officers and senior executives of the Company reasonably available to the selling security holders for meetings with prospective purchasers of Registrable Securities and prepare and present to potential investors customary “road show” material in each case in accordance with the recommendations of the underwriters and in all respects in a manner reasonably requested and consistent with other new issuances of securities in an offering of a similar size to such offering of the Registrable Securities; and

(o)                                 use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the applicable Holders or the underwriters, if any.

It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Agreement in respect of the Registrable Securities which are to be registered at the request of the applicable Holders that such Holders shall furnish to the Company such information regarding the Registrable Securities held by such Holders and the intended method of distribution thereof as the Company shall reasonably request and as shall be required in connection with the action taken by the Company.

Section 2.6  Registration Expenses.  Except as otherwise agreed or set forth herein, all Registration Expenses shall be paid by the Company, except that each Holder shall bear and pay all (a) brokerage commissions attributable to the sale of any of its Registrable Securities, (b) ADS issuance fees payable to any depositary institution attributable to the sale of any of its Registrable Securities, (c) commissions, fees, spreads, discounts, transfer taxes or stamp duties, (d) subject to the definition of “Registration Expenses” included in Section 1.1(a) hereto, the fees and expenses of advisors to such Holder and (e) other out-of-pocket expenses of such Holder, in each case, with respect to such Holder’s Registrable Securities only.

Section 2.7  Rule 144 Information.  With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(a)                                 make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act; and

(b)                                 use its reasonable best efforts to file with or furnish to the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act.

Section 2.8  Indemnification and Contribution.

(a)                                 The Company shall indemnify and hold harmless each Holder, such Holder’s directors and officers, each agent and any underwriter for the Company (within the meaning of the Securities Act), and each person, if any, who controls such Holder or such agent or underwriter within the meaning of the Securities Act, against any losses, claims, damages, liabilities or costs (including reasonable attorney’s fees and disbursements), joint or several, to which they may become subject under the Securities Act or otherwise, , including any amount paid in settlement of any litigation commenced or threatened, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in a Registration Statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto), or any document incorporated by reference therein, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such Holder, such Holder’s directors and officers, such agent or underwriter or such controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, proceeding or action; provided that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, proceeding or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed); provided further that the Company shall not be liable to such Holder, such Holder’s directors and officers, such agent or underwriter or such controlling person in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with a Registration Statement, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished for use in connection with such registration to the Company by such Holder, such Holder’s directors or officers, such agent or underwriter or such controlling person expressly for inclusion in a Registration Statement, preliminary prospectus, final prospectus or amendments or supplements thereto.  The Company shall not, without the consent of such Holder, effect any settlement of any pending or threatened proceeding or action in respect of which such Holder is a party and indemnity has been sought hereunder by such Holder, unless such settlement includes (i) an unconditional release of such Holder from all liability for claims that are the subject matter of such proceeding or action and (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of a Holder. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder, such Holder’s directors and officers, such agent or underwriter or such controlling person, and shall survive the transfer of such securities by such Holder.

(b)                                 Each Holder, severally and not jointly, shall indemnify and hold harmless the Company and each other Holder, each of their respective directors and officers, each person, if any, who controls the Company or such other Holder within the meaning of the Securities Act, and each agent and any underwriter for the Company (within the meaning of the Securities Act) against any losses, claims, damages or liabilities, to which they may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a Registration Statement on the effective date thereof (including any prospectus filed under Rule 424 under the Securities Act or any amendments or supplements thereto) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Registration Statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by or on behalf of such indemnifying Holder to the Company for use in connection with such registration, preliminary prospectus, final prospectus or amendments or supplements thereto; and such indemnifying Holder shall reimburse any legal or other expenses reasonably incurred by the Company or such other Holder or any such director, officer, controlling person, agent or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such indemnifying Holder, and provided further that the liability of such indemnifying Holder hereunder shall be limited to the aggregate net proceeds (after giving effect to underwriting discounts and commissions) received by such indemnifying Holder in connection with any offering to which such registration under the Securities Act relates. The indemnifying Holder shall not, without the consent of the Company and each such other Holder (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceeding or action in respect of which the Company or such other Holder is a party and indemnity has been sought hereunder by the Company or such other Holder, unless such settlement includes (i) an unconditional release of the Company and such other Holder from all liability for claims that are the subject matter of such proceeding or action and

(ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of the Company or such other Holder.

(c)                                  If the indemnification provided for in this Section 2.8 from the indemnifying party (the “Indemnifying Party”) is unavailable to any person entitled to indemnification hereunder (the “Indemnified Party”) in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and the Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, the Indemnifying Party or the Indemnified Party, and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a Party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such Party in connection with any investigation or proceeding. If the allocation provided in this paragraph (c) is not permitted by applicable law, the Parties shall contribute based upon the relevant benefits received by the Company from the offering of securities on the one hand and the net proceeds received by the Holders from the sale of securities on the other.

The Parties agree that it would not be just and equitable if contribution pursuant to this Section 2.8(c) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  Notwithstanding anything in this Section 2.8(c) to the contrary, no indemnifying party (other than the Company) shall be required pursuant to this Section 2.8(c) to contribute any amount in excess of the amount by which the net proceeds (after giving effect to underwriting discounts and commissions) received by such Indemnifying Party from the sale of the Registrable Securities in the offering to which the losses of the Indemnified Parties relate exceeds the amount of any damages which such Indemnifying Party has otherwise been required to pay by reason of such untrue statement or omission.

(d)                                 The Indemnified Party agrees to give prompt written notice to the Indemnifying Party after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party hereunder unless such failure is materially prejudicial to the Indemnifying Party. If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action within forty-five (45) days’ notice of a request to do so or (iii) the named parties to any such action (including any impleaded parties) have been advised by such counsel that either (A) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (B) there are one or more legal defenses available to it which are substantially different from or additional to those available to the Indemnifying Party. No Indemnifying Party shall be liable for any settlement entered into without its written consent, which consent shall not be unreasonably withheld or delayed.

(e)                                  The agreements contained in this Section 2.8 shall survive the transfer of the Registrable Securities by the applicable Holder and sale of all the Registrable Securities pursuant to any Registration Statement and shall remain in full force and effect, regardless of any investigation made by or on behalf of such Holder, such Holder’s directors and officers, any person who participates in the offering of Registrable Securities, including underwriters (as defined in the Securities Act), and any person, if any, who controls such Holder or such participating person within the meaning of the Securities Act.

Section 2.9  Limitations on Registration of Other Securities; Representation.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are more favorable taken as a whole than the registration rights granted to the Holders hereunder unless the Company shall also give such rights to the Holders.

Section 2.10  No Inconsistent Agreements.  The Company shall not hereafter enter into any agreement with respect to its securities that is inconsistent in any material respects with the rights granted to the Holders in this Agreement.

Section 2.11  Selection of Managing Underwriters.  In the event that one or more Holders have requested an underwritten offering, the underwriter or underwriters shall be selected by such Holder(s) and shall be approved by the Company, which approval shall not be unreasonably withheld or delayed; provided that (i) all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of each such Holder, (ii) any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement shall be conditions precedent to the obligations of each such Holder, and (iii) no such Holder be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, the Registrable Securities of such Holder and such Holder’s intended method of distribution and any other representations customarily required or required by law. Subject to the foregoing, each such Holder shall enter into an underwriting agreement in customary form with the underwriter or underwriters.

ARTICLE III

BOARD REPRESENTATION

Section 3.1  Board Representation.

(a)                                 For so long as Tencent is an Important Shareholder, Tencent shall have the right, following consultation with the Company (but, for the avoidance of doubt, at Tencent’s discretion), to designate one (1) director of the Company (the “Tencent Director”) for nomination for election to the Company’s board of directors (the “Board”). The Tencent Director shall be appointed to each committee of the Board (other than the Audit Committee (the “Audit Committee”)) in place from time to time; provided that (i) the Board will have the right to approve the Tencent Director (such approval not to be unreasonably withheld, conditioned or delayed, it being understood that such approval right is intended to permit the Board to comply with its fiduciary duties and that Tencent will, subject to those duties, be entitled to select its designee in its discretion), (ii) the Tencent Director shall at all times be an individual from the senior management of Tencent; (iii) the Company may exclude any director from meetings of the Board or its committees if (A) attendance would violate any applicable securities laws or listing requirements or (B) the Board reasonably determines that such exclusion is necessary with respect to any matter in which such director holds any interest adverse to the Company or its Subsidiaries or to preserve attorney-client privilege.  Each of Tencent and E-House hereby agrees to cause any director designated by it, and any director of the Company who is a director, officer or employee of it or its affiliates, to be bound by and comply with the Company’s confidentiality, trading windows and blackout policies applicable to directors, as in effect from time to time and duly noticed to the directors.

(b)                                 For so long as Tencent has the right to designate the Tencent Director for nomination for election to the Board pursuant to Section 3.1(a), E-House and the Company agree to use their reasonable best efforts to cause the election or appointment of the Tencent Director to the Board, including by (i) nominating such individual to be elected as a director of the Company as provided herein, (ii) including such nomination and other required information regarding such individual in the Company’s proxy statement for its annual meeting of stockholders and (iii) solicitation of proxies in connection with the election of such individual as a director of the Company.  The Company shall (a) at all times maintain directors’ and officers’ liability insurance for the benefit of the Tencent Director in accordance with past and current practice for directors of the Company and (b) enter into an indemnification agreement with the Tencent Director on the effective date of this Agreement (or, in the case of any subsequent Tencent Director, on the date such person becomes a director), in each case, to the reasonable satisfaction of Tencent.

(c)                                  For so long as Tencent has the right to designate the Tencent Director for nomination for election to the Board pursuant to Section 3.1(a), in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of the Tencent Director, Tencent shall have the right to designate a replacement to fill such vacancy, and E-House and the Company, subject to applicable law, the bylaws and the fiduciary duties of the Board, shall use their reasonable best efforts to take all necessary or desirable actions as may be required under applicable law to cause the individual designated by Tencent to be appointed or elected without delay.  For so long as Tencent has the right to designate the Tencent Director for nomination for the election to the

Board pursuant to Section 3.1(a), none of E-House and the Company shall take any action to cause the removal of the Tencent Director without cause (provided that (i) any material violation of the confidentiality agreement between the Tencent Director and the Company shall constitute cause and (ii) E-House and the Company shall consult with Tencent prior to the removal of the Tencent Director for cause) unless it is directed to do so by Tencent, and if the Company is so directed, the Company shall use its reasonable best efforts to take all necessary or desirable actions to effect such removal and to elect a replacement without delay as provided in the immediately preceding sentence.

(d)                                 Notwithstanding the provisions of Section 3.1(a), (b) and (c) above, as of and after such time as Tencent, together with its affiliates, is no longer an Important Shareholder, Tencent shall have no right to nominate any Director to the Board as set forth in this Section 3.1, and E-House and the Company shall have the right to remove or procure the removal of, and Tencent shall render all reasonable and necessary assistance for the purpose of the removal of the Tencent Director from the Board in accordance with any resolution of Shareholders.

ARTICLE IV

PROTECTIVE PROVISIONS

Section 4.1  Company Prohibited Actions.  For so long as Tencent is an Important Shareholder;

(a)                                 Tencent’s prior written consent shall be required for (i) a Substantial Change of the Company that results in certain specified entities as agreed by the Company and Tencent (such entities, the “Company Restricted Persons”) Controlling the Company, (ii) the issuance, by way of a privately negotiated transaction, to any Company Restricted Person of Equity Securities representing more than ten percent (10%) of the issued and outstanding share capital of the Company immediately after giving effect to such issuance, or (iii) the sale, assignment, transfer, distribution or other disposition, in each case, by way of a privately negotiated transaction, of Equity Securities representing more than ten percent (10%) of the issued and outstanding share capital of the Company at such time by E-House to any Company Restricted Person; provided that Tencent’s prior written consent shall not be required for any transaction that results in a Company Restricted Person acquiring any Equity Securities being Controlled by E-House or the Company upon consummation of the acquisition of such Equity Securities.

(b)                                 Neither the Company nor any of its Subsidiaries will enter into, or agree to enter into, any transaction, agreement, arrangement or amendment to any agreement between the Company or any of its Subsidiaries on the one hand and E-House or any of its affiliates (other than the Company and any of its Subsidiaries) on the other without the prior written approval of the of at least one director (or a committee comprised solely of directors) who is not an employee, officer or director of, or of any affiliate of, E-House.

Section 4.2  Tencent Prohibited Actions.  Tencent shall not, without the Company’s prior written consent, sell, assign, transfer, distribute or otherwise dispose, in each case, by way of a privately negotiated transaction, of Equity Securities held by Tencent to certain specified entities as agreed by the Company and Tencent (such entities, the

“Tencent Restricted Persons”); provided that the Company’s prior written consent shall not be required for any transaction that results in a Tencent Restricted Person acquiring any Equity Securities being Controlled by Tencent upon consummation of the acquisition of such Equity Securities.

ARTICLE V

RESTRICTIONS PRIOR TO A QUALIFIED PUBLIC OFFERING

Section 5.1  Company Prohibited Actions.  From the effective date of the Share Purchase and Subscription Agreement until the consummation of a Qualified Public Offering, the Company shall not (and shall procure that no Subsidiary shall, in respect of itself), without Tencent’s prior written consent:

(a)                     Amend its constitutional documents in any way that could reasonably be expected to adversely and disproportionately affect the rights of Tencent in a manner material to Tencent.

(b)                     Make any change material to Tencent in the terms of the ADSs as described in the draft Registration Statement attached as an exhibit to the Share Purchase and Subscription Agreement.

(c)                      Adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries that are material to the Company’s business on a consolidated basis.

(d)                     Commence any initial public offering of Equity Securities of the Company that is not a Qualified Public Offering.

(e)                      Enter into any agreement or otherwise obligate or commit the Company or any of its Subsidiaries to do any of the foregoing.

Section 5.2  Annex A: Certain Rights and Obligations.  Each Party agrees that, from the effective date of the Share Purchase and Subscription Agreement until the consummation of a Qualified Public Offering, it shall be bound by, and shall be entitled to the benefits of, the provisions set out in Annex A to this Agreement.

ARTICLE VI

INFORMATION RIGHTS; CONFIDENTIALITY

Section 6.1  Information Rights.

(a)                                 For so long as Tencent and its affiliates own at least ten percent (10%) of the Equity Securities of the Company and the Company has not consummated an initial public offering of Equity Securities in the United States, the Company shall provide to Tencent the following, in each case prepared in accordance with GAAP:

(i)                                    Within ninety (90) days following the end of each fiscal year of the Company, consolidated annual financial statements of the Company audited by a “Big Four” accounting firm or such other accounting firm that is acceptable to Tencent;

(ii)                                 Within forty-five (45) days following the end of each fiscal quarter of the Company, unaudited consolidated quarterly financial statements of the Company; and

(iii)                              Within thirty (30) days following the end of each calendar month, unaudited consolidated monthly management accounts of the Company.

(b)                                 The Company hereby acknowledges that Tencent intends to use the “equity method” under GAAP and agrees that, for so long as Tencent is an Important Shareholder, the Company will provide Tencent with sufficient information, and shall provide reasonable assistance to Tencent, for Tencent to satisfy its financial, accounting and regulatory reporting obligations arising from the use of the equity method to account for investments.

(c)                                  For so long as Tencent is an Important Shareholder, the Company shall permit Tencent, at Tencent’s expense, to examine the Company’s books of account and records and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company, as may be reasonably requested by Tencent; provided, however, that the Company shall not be obligated pursuant to this Section 6.1(c) to provide access to any information that it reasonably and in good faith considers the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

Section 6.2  Confidentiality.

(a)                                 Subject to any other provisions to the contrary in this Agreement, Tencent shall keep confidential any non-public material or information with respect to the business, technology, financial condition (including but not limited to information provided to Tencent pursuant to this Article VI, if any, and the existence and terms of this Agreement), and other aspects of the Company disclosed by or on behalf of the Company to Tencent during the term of this Agreement, excluding information (i) previously known on a non-confidential basis by Tencent, (ii) in the public domain through no fault of Tencent or its affiliates, representatives or agents, (iii) received from a party other than the Company or the Company’s representatives or agents, so long as such party was not, to the knowledge of the receiving party, subject to a duty of confidentiality to the Company or (iv) developed independently by Tencent without reference to such information (including written or non-written information, hereinafter the “Confidential Information”).  Tencent shall not disclose Confidential Information to any third party and may use Confidential Information only for the purpose of, and to the extent necessary for, reviewing, reporting on and evaluating its investment in the Company.  Notwithstanding any other provision of this Section 6.2 or any provisions under the Strategic Cooperation Agreement, this Section 6.2 and any provisions under the Strategic Cooperation Agreement shall not restrict Tencent’s or its Affiliates’ normal accounting or tax reporting in respect of Tencent’s investment in the Company as required by applicable law and International Financial Reporting Standards, as applicable.

(b)                                 Notwithstanding any other provisions in this Article VI, if Tencent believes in good faith that any announcement or notice must be prepared or published pursuant to applicable laws (including any rules or regulations of any securities exchange or valid legal process or the rules, regulations and practices governing the equity method for accounting for investments) or information is otherwise required to be disclosed to any governmental authority, Tencent may, in accordance with its understanding of the applicable laws, make the required disclosure in the manner it deems in compliance with the requirements of applicable laws; provided that Tencent shall, to the extent permitted by law and so far as it is practicable, provide the other Parties with prompt notice of such requirement and cooperate with the other Parties, at such other Parties’ request and at the requesting Party’s cost, to enable such other Parties to seek an appropriate protection order or remedy.  In addition, Tencent may disclose, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, Confidential Information to the extent required under judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement, the Share Purchase and Subscription Agreement and the Strategic Cooperation Agreement (as defined in the Share Purchase and Subscription Agreement) (collectively, the “Transaction Documents”); provided that Tencent shall, to the extent permitted by law and so far as it is practicable, cooperate with the other Parties, at the other Parties’ request and at the requesting Party’s cost, to enable such other Parties to seek an appropriate protection order or remedy.

(c)                                  Tencent may disclose the Confidential Information to its affiliates and its affiliates’ officers, directors, employees, agents and representatives (such persons, the “Representatives”) on a need to know basis in the performance of the Transaction Documents; provided that Tencent shall ensure that the Representatives strictly abide by the confidentiality obligations of Tencent hereunder.

(d)                                 The confidentiality obligations of Tencent hereunder shall survive the termination of this Agreement.  Tencent shall continue to abide by the confidentiality clause hereof and perform the obligation of confidentiality it undertakes until the other Parties approve the release of that obligation or until a breach of the confidentiality clause hereof will no longer result in any prejudice to the other Parties.

ARTICLE VII

TERMINATION

Section 7.1  Termination.  This Agreement shall take effect immediately and shall continue in force until the earliest of (i) all Holders and their affiliates ceasing to own any Equity Securities, or (ii) the date this Agreement is terminated by agreement of the Parties in writing; provided that the Parties agree to make such amendments as are required under the relevant rules of the NYSE or other exchange or quotation system rules, as applicable, to the extent required such that the Equity Securities of the Company shall be eligible to be listed on the NYSE or any other exchange or quotation system, as applicable, on which such Equity Securities may be listed or contemplated to be listed; provided that the provisions of Section 5.2 and Article VIII shall survive any termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Specific Performance.  The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

Section 8.2  Amendments and Waivers.

(a)                                 This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

(b)                                 Any Party may (a) extend the time for the performance of any of the obligations or other acts of another Party to such other Party, (b) waive compliance with any of the agreements of the another Party or conditions to such Party’s obligations contained herein to such other Party. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. No waiver of any agreement or obligation granted pursuant to this Section 7.2 or otherwise in accordance with this Agreement shall be construed as a waiver of any prior or subsequent breach of such agreement or obligation or any other agreement or obligation. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 8.3  Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following overnight delivery by an internationally recognized postal delivery service properly addressed or on the day of attempted delivery by an internationally recognized postal delivery service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

if to E-House:

E-House (China) Holdings Ltd.
Room 1706, Two Exchange Square
Central, Hong Kong
Facsimile: +852 2110 1400
Attention: Li-Lan Cheng

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom
42/F, Edinburgh Tower, The Landmark
12 Queen’s Road Central, Hong Kong
Facsimile: +852 3740 4727
Attention: Z. Julie Gao, Esq.

if to Tencent:

Deputy General Counsel
29/F., Three Pacific Place, No.1 Queen’s Road East, Wanchai, Hong Kong
Telephone:	+852 3148 5100 Ext: 68805
Fax No.:	+852 2520 1148
E-mail:	richardpu@tencent.com.hk

With a copy to:

Tencent Building, Kejizhongyi Avenue, Hi-tech Park, Nanshan District,
Shenzhen, 518057, P.R. China

Attn.:	General Counsel
Telephone:	+86 755 8601 3388 Ext: 82238
Facsimile:	+86 755 8601 3090 Ext: 82238
E-mail:	brentirvin@tencent.com

Attn.:	General Manager, M&A Department
Telephone:	+86 755-8601-3388 Ext: 88978
Facsimile:	+86 755-8601-3078
Email:	richardpeng@tencent.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
12th Floor, The Hong Kong Club Building
3A Chater Road, Central
Hong Kong
Fax: (852) 2840-4300
Attn: Jeanette K. Chan, Esq

and to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
USA
Fax: (212) 757-3990
Attn: Steven J. Williams, Esq

if to the Company:

Leju Holdings Limited
Room 1706, Two Exchange Square
Central, Hong Kong

Facsimile: +852 2110 1400
Attention: Li-Lan Cheng

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom
42/F, Edinburgh Tower, The Landmark
12 Queen’s Road Central, Hong Kong
Facsimile: +852 3740 4727
Attention: Z. Julie Gao, Esq.

Any Party may change its address for purposes of this Section 7.3 by giving the other Parties hereto written notice of the new address in the manner set forth above.

Section 8.4  Successors and Assigns; Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party, and, except as expressly provided in Section 2.8 hereof, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.  Neither this Agreement nor any of the rights or obligations of any Party may be assigned by any Party without the prior written consent of the other Parties, except that: (A) the registration rights of a Holder with respect to any Registrable Securities may be transferred to any transferee of such Holder (i) to which Registrable Securities have been transferred and (ii) who executes and delivers to the Company a written instrument in form and substance reasonably satisfactory to the Company agreeing to be bound by and entitled to the benefits of, the terms of this Agreement, and any purported assignment in breach hereof by such Holder shall be void. All of the obligations of the Company hereunder shall survive any such transfer and (B) Tencent may transfer any of its rights and obligations under this Agreement to any of its affiliates or to any transferee of its Ordinary Shares or ADSs who executes a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by the terms of this Agreement.  Each party hereto who transfers Equity Securities to a Permitted Transferee shall cause such Permitted Transferee to execute and deliver to the Company a written instrument in form and substance reasonably satisfactory to the Company agreeing to be bound by and entitled to the benefits of, the terms of this Agreement

Section 8.5  Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 8.6  Governing Law; Jurisdiction. This Agreement shall be governed and interpreted in accordance with the internal laws of the Hong Kong Special Administrative Region of the People’s Republic of China.  Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. Each Party that is party to the Dispute shall have the right to appoint one arbitrator and one arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English.  Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby.

Section 8.7  Severability.  If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 8.8  Entire Agreement.  This Agreement (together with any schedules and exhibits hereto, the Share Purchase and Subscription Agreement and the Strategic Cooperation Agreement (as defined in the Share Purchase and Subscription Agreement) constitutes the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 8.9  Cumulative Remedies.  The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any Party shall not preclude or waive its right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the Parties may have by law, statute, ordinance or otherwise.

Section 8.10  Construction.  Each Party acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any Party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the Parties hereto hereby waive the benefit of any rule of law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the Party who drafted such language.

Section 8.11  Obligations of E-House. E-House agrees to, prior to the consummation of a Qualified Public Offering, procure the performance of all obligations of the Company under this Agreement and, after the consummation of a Qualified Public Offering, use its reasonable best efforts to procure the performance of all obligations of the Company under this Agreement.

Section 8.12  Counterparts.  For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

E-HOUSE (CHINA) HOLDINGS LIMITED

By:	/s/ Xin Zhou
Name:	Xin Zhou
Title:	Co-Chairman and Chief Executive Officer

THL O LIMITED

By:	/s/ Zhidong Zhang
Name:	Zhidong Zhang
Title:	Director

LEJU HOLDINGS LIMITED

By:	/s/ Xin Zhou
Name:	Xin Zhou
Title:	Executive Chairman

[Signature Page to Investor Rights Agreement]

Annex A: Certain Rights and Obligations

Section 1.1                                    Tag-Along Rights.

(a)                                 Subject to Section 1.1(g), if E-House or any of its Permitted Transferees (a “Selling Person”) proposes to transfer (in one or a series of transactions) more than five percent (5%) of its Equity Securities to a bona fide third party other than a Permitted Transferee (each such transaction, a “Tag-Along Sale”), the Selling Person shall provide each other Important Shareholder (other than the Selling Person, if it is an Important Shareholder) with written notice of the terms and conditions of such proposed transfer (the “Tag-Along Notice”) and each Important Shareholder (other than the Selling Person, if it is an Important Shareholder) may elect, at their option, to exercise its rights under this Section 1.1 (each such Important Shareholder, a “Tagging Person”).

(b)                                 The Tag-Along Notice must identify the aggregate number of Equity Securities subject to the offer (the “Tag-Along Offer”), the name and address of the proposed transferee (the “Tag-Along Buyer”), the proposed consideration per Ordinary Share Equivalents, and all other material terms and conditions of the Tag-Along Offer.

(c)                                  Each Tagging Person shall have the right, at its option, exercisable by written notice (the “Exercise Notice”) given to the Selling Person and the other Important Shareholders, within twenty (20) days after receipt of the Tag-Along Notice by such Tagging Person (the “Tag-Along Notice Period”), to include in the proposed transfer any number of Ordinary Share Equivalents then held by such Tagging Person proposed to be Transferred by the Selling Person; provided, that if the aggregate number of Ordinary Share Equivalents proposed to be Transferred by the Selling Person and all Tagging Persons in such transaction exceeds the maximum amount that can be Transferred on the terms and conditions set forth in the Tag-Along Notice, then each Tagging Person who has timely delivered an Exercise Notice to the Selling Person will be entitled to sell only up to an amount equal to such maximum amount of Equity Securities multiplied by a fraction, the numerator of which is the number of Ordinary Share Equivalents held by the Tagging Person and the denominator of which is the aggregate number of outstanding Ordinary Share Equivalents held by all Tagging Persons and the Selling Person, and the number of Equity Securities to be Transferred by the Selling Person as set forth in the Tag-Along Notice shall be reduced to the extent necessary so that each such Tagging Person who has timely delivered an Exercise Notice shall be able to sell the amount set forth in this sentence.

(d)                                 If any Tagging Person has delivered an Exercise Notice to the Selling Person, then not less than ten (10) days prior to the proposed closing of the Tag-Along Sale, the Selling Person shall deliver to each such Tagging Person notice of (i) the number and class of such Tagging Person’s Ordinary Share Equivalents to be Transferred in such sale as determined pursuant to clause (c) above, and (ii) the time and location of the closing of such sale.  Not less than five (5) days prior to the closing of the Tag-Along Sale, each such Tagging Person shall deliver to the Buyer a written notice containing the payment instructions to be followed in connection with the transfer of such Tagging Person’s Equity Securities in the Tag-Along Sale.  On the date of closing of the Tag-Along Sale, each such Tagging Person shall deliver, subject to the terms and conditions of the Tag-Along Offer, the certificate or certificates (if any) representing the Equity Securities of such Tagging Person to be included in such Tag-Along Sale at the time and location specified in the notice given pursuant to the first sentence of this clause (d).  If, at the end of a ninety (90) day period after delivery of the Exercise Notice, such Tag-Along Sale has not been consummated on substantially the same terms and conditions as set forth in the Tag-Along Notice, the Selling Person shall return any certificate previously delivered by any Tagging Person and must again follow all of the procedures set forth in this Section 1.1.

(e)                                  If at the termination of the Tag-Along Notice Period any Important Shareholder shall not have delivered an Exercise Notice, such Tagging Person will be deemed to have waived its rights under this Section 1.1 to transfer any Equity Securities pursuant to such Tag-Along Sale (but not in respect of future Tag-Along Sales).

(f)                                   The rights and obligations of the Selling Person and the Tagging Persons under this Section 1.1 shall be subject to satisfaction of the following conditions:

(i)                                     upon the consummation of any Tag-Along Sale, each of the Selling Person and the Tagging Persons participating therein will receive the same form and amount of consideration per Ordinary Share Equivalent or if the Selling Person or any Tagging Person is given an option as to the form and amount of consideration to be received, the Selling Person and all Tagging Persons participating therein will be given the same option;

(ii)                                  no Selling Person nor Tagging Person shall be obligated to pay more than its pro rata portion (based on the aggregate consideration to be received in connection with the Tag-Along Sale) of costs, fees and expenses incurred in connection with the Tag-Along Sale to the extent such costs, fees and expenses are incurred for the benefit of all such Tagging Persons and the Selling Person and are not otherwise paid by the Company or the acquiring party; and

(iii)                               if the Selling Person and the Tagging Persons are required to provide any representations or indemnities in connection with such Tag-Along Sale (other than representations and indemnities concerning the Selling Person’s and each Tagging Person’s title to the Equity Securities and authority, power and right to enter into and consummate the transfer without contravention of any law or agreement, for which each such Person will be entirely liable for its own representations and warranties only), then liability for misrepresentation or indemnity shall be expressly stated to be several but not joint and the Selling Person and each Tagging Person shall not be liable for more than its pro rata portion (based on the aggregate consideration to be received in connection with the Tag-Along Sale) of any liability for misrepresentation or indemnity.

(g)                                  The provisions of this Section 1.1 shall terminate upon completion of an initial public offering.

Section 1.2                                    Pre-emptive Rights.

(a)                                 Subject to Section 1.2(f), each Important Shareholder shall have the right to purchase, on the terms set forth herein, a portion of any Equity Securities (including securities linked to Equity Securities), any other equity securities of the Company or any equity securities issued by any Subsidiary of the Company, other than securities issued to a party that directly or indirectly wholly owns or is wholly-owned by such Subsidiary (the “Issued Securities”) that the Company or any such Subsidiary may propose to issue.

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(b)                                 The Company shall deliver written notice (the “Preemptive Notice”) to each Important Shareholder at least fifteen (15) days prior to the date of any proposed issuance of Issued Securities.  Such notice shall describe the price, the aggregate number of Issued Securities and the amount or number of Issued Securities that each Important Shareholder may elect to purchase in connection with such issuance (assuming that all Important Shareholders elect to purchase Issued Securities) determined in accordance with Section 1.2(c).  Such notice shall also describe any other terms of such Issued Securities, including rights to receive distributions and the rank of such Issued Securities relative to the Equity Securities then outstanding.

(c)                                  Each Important Shareholder shall have the right to purchase up to its Pro Rata Share of any Issued Securities. “Pro Rata Share” shall mean, with respect to each Important Shareholder, the number of Ordinary Share Equivalents held by such Important Shareholder divided by the total number of Ordinary Share Equivalents then outstanding.

(d)                                 Each Important Shareholder shall have a period of ten (10) days from the date the Preemptive Notice is given (the “Election Period”) within which to agree to purchase up to the number or amount of Issued Securities which such Important Shareholder is entitled to purchase pursuant to Section 1.2(c), at the price and upon the terms specified in the Preemptive Notice by giving written notice (an “Election Notice”) to the Company. An Election Notice delivered by any Important Shareholder shall be irrevocable and binding upon such Important Shareholder and shall, subject to Section 1.2(e), constitute an irrevocable commitment on the part of such Important Shareholder to purchase the number and class of Issued Securities set forth therein.  Such Election Notice shall also include the maximum number or amount of additional Issued Securities such Important Shareholder would be willing to purchase in the event that the Important Shareholders elect to purchase less than the maximum number or amount of Issued Securities that they are entitled to purchase pursuant to this provision.  If any such Important Shareholder shall not have delivered an Election Notice within the Election Period, such Important Shareholder will be deemed to have irrevocably waived any and all rights under this Section 1.2 with respect to such Issued Securities (but not with respect to future issuances in accordance with this Section 1.2).  In the event that fewer than all of the Important Shareholders elect to purchase any Issued Securities in the manner described above, the under subscription shall be allocated among such Important Shareholders on a pro rata basis (based on the number of Company Units owned by such Important Shareholders) who have indicated in an Election Notice a desire to purchase additional Issued Securities, subject to any limitations such Important Shareholders may have indicated as to the amount of such additional Issued Securities they desire to purchase.  Promptly following the end of the Election Period, the Company shall notify each electing Important Shareholder of the amount of Issued Securities that it will purchase.

(e)                                  If the Important Shareholders have elected to purchase all of the Issued Securities proposed to be issued at any one time pursuant to this Section 1.2, the consummation of such purchase shall take place as soon as practicable (but in no event more than sixty (60) days) following the expiration of the Election Period.  If the Important Shareholders do not elect to purchase all of the Issued Securities proposed to be so issued, the Company shall have ninety (90) days after the expiration of the Election Period to sell the remaining Issued Securities to any Person at a price and upon terms that are not more favorable to such Person than offered to the Important Shareholders; provided that if such purchase is subject to receipt of regulatory approvals, such ninety (90) day period shall be

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extended until the expiration of ten (10) days after all regulatory approvals have been received, but in no event later than 180 days following the expiration of the Election Period.  The purchase of Issued Securities by the Important Shareholders exercising their rights pursuant to this Section 1.2 shall be consummated simultaneously with the closing of the sale of the Issued Securities to such Person.  In the event the Company has not sold the Issued Securities to such Person within said 90 day period (or said 180 day period (or such shorter period as may be required) if regulatory approvals are required), then the Company’s rights to sell such Issued Securities, and the rights of the Important Shareholders to purchase such Issued Securities pursuant to this Section 1.2 shall expire and the procedures in this Section 1.2 shall be reinstated.  Notwithstanding anything to the contrary in this Agreement, no sale of Issued Securities to any Person pursuant to this Section 1.2(e) will be valid unless such purchaser shall execute a counterpart to this Agreement, accepting and agreeing to be bound by all terms and conditions hereof.

(f)                                   Notwithstanding the foregoing provisions of this Section 1.2, no Important Shareholder shall have preemptive rights to purchase any Issued Securities as contemplated by this Section 1.2 in connection with issuances of Equity (or securities linked to Equity) or equity securities issued by any Subsidiary of the Company:

(i)                                     (x) as a dividend or distribution in respect of outstanding equity or equity-based securities in connection with a stock split or similar event, (y) pursuant to an initial public offering or (z) in connection with any bona fide, arm’s-length direct or indirect merger, acquisition or similar transaction, provided that, if the Company’s obligation to issue and sell, and Tencent’s obligation to purchase the Subscription Shares (as defined in the Share Purchase and Subscription Agreement), have been terminated pursuant to Section 5.12(a)(iv) of the Share Purchase and Subscription Agreement, Tencent shall have the pre-emptive rights to purchase any Issued Securities as contemplated by this Section 1.2 in connection with issuances of Equity (or securities linked to Equity) or equity securities issued by any Subsidiary of the Company pursuant to an initial public offering; or

(ii)                                  to officers, employees or consultants of the Company or any Subsidiary of the Company or members of the Company Board or of the board of directors of any Subsidiary of the Company pursuant to an employee benefit plan or any similar arrangement that has been approved by the Board of Directors.

(g)                                  Each Important Shareholder shall have the right to transfer or assign its right to purchase all or a portion of its Pro Rata Share of any issuance of Issued Securities pursuant to this Section 1.2 to any Permitted Transferee upon written notice to the Company during the Election Period.  For purposes of this Section 1.2, references to any Important Shareholder shall be deemed to include any of such Important Shareholder’s Permitted Transferees so notified to the Company.  The Company shall not be under any obligation to consummate any proposed issuance of Issued Securities, regardless of whether it shall have delivered notice hereunder in respect of such proposed issuance.

(h)                                 The provisions of this Section 1.2 shall terminate immediately prior to the effectiveness of an initial public offering.

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